Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xactly Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-205297) of Xactly Corporation and subsidiaries (the Company) of our report dated April 20, 2016, with respect to the consolidated balance sheets of the Company as of January 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2016, which report appears in the April 20, 2016 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Santa Clara, California

April 20, 2016